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Bank of America
475 CrossPoint Parkway
PO Box 9000
Getzville, NY 14068-9000
E X H I B I T G
FORM OF ANNUAL OFFICER'S CERTIFICATE
Via Overnight Delivery
March 1, 2008
To: Aurora Loan Services LLC
10350 Park Meadows Drive
Littleton, Colorado 80124
Attention: Jerald W. Dreyer
(LXS 2007-12N)
RE: Annual officer's certificate delivered pursuant to Section 11.20 of the Flow Mortgage
Loan Sale and Servicing Agreement, dated as of April 1, 2006 (the "Agreement"), as amended by that certain Reconstituted Servicing Agreement dated as of June 1,
2007, by and between Lehman Brothers holdings, Inc. (the "Seller" or "Lehman
Brothers Holdings"), and Bank of America, National Association, (referred to herein as the "Servicer") and acknowledged by Aurora Loan Services, LLC
("Aurora") and U.S. Bank National Association (in such capacity, the "Trustee")
relating to the issuance of the Lehman XS Trust Mortgage Pass-Through
Certificates, Series 2007-12N.
I, H. Randall Chestnut, the undersigned, a duly authorized Senior Vice President of Bank of America, N.A., hereby certify the following for the 2007 calendar year ending on
December 31, 2007:
1.
A review of the activities of the Servicer during the preceding calendar year (or portion thereof) and of its performance under the Agreement for such period has been made under my supervision.
2.
To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such year (or applicable portion thereof), or, if there has been a failure to fulfill any such obligation in any material respect, I have specifically identified to the Master Servicer, the Depositor and the Trustee each such failure known to me and the nature and status thereof, including the steps being taken by the Servicer to remedy such default.
Certified By:
/s/ H. Randall Chestnut
Name: H. Randall Chestnut
Title: Senior Vice President